Consulting Agreement Extension

Effective on this date, April 1 l997~ Players Network ("Players") and Gaming Venture Corp. U.S.A. (GVC") do hereby enter into an agreement to extend the previously signed consulting agreement dated December 20th, 1995.

The previous contract, signed January 2nd, 1996 expires on July 2nd, 1997. The signing of this agreement hereby extends the contract by 12 months to expire on July 2nd, 1998. All terms of the previous contract remain intact, except for the additional equity' compensation listed below, see IA. All aspects of services also will remain except for expanded services listed agreed to in ID.

On page 2 of the original contract, paragraph 2 it was stated, 'If Players becomes a publicly traded company, the contract shall extend 12 months from that date or 18 months from the date of this agreement, whichever is longer.' It is anticipated that in the next 12 months, Players will have filed a registration statement and have been approved by the NASD and SEC to begin trading publicly. The agreement for GVC to remain a consultant t3 Players for 12 months AFTER Players achieves publicly traded status remains n effect.

1 A - Additional Equity Compensations
Additional equity compensation shall be granted to GVC a follows: 80,000 shares of common stock as an addition to the previous agreement. All common stock shall be registered in any subsequent registration)

Players Network agrees to implement an additional compensation or warrant package, to GVC, for GVC's efforts. Compensation works as follows: 25,000 shares of Players Network common stock to be granted to GVC at $2.50 per share for 24 months, from the date of this agreement.

1B-Marketing Cost and Terms
A one time cash fee of $15,000 is due on May 1St. This cash fee will pay ~ cost to explore and retain various third party broker/investor relations firms in anticipation of Players Network preparing and filing a registration statement with the SEC during the three month. period of May to July and as Players Network begins the transformation from a development stage company to an operating company. The cost of additional exploratory marketing beyond July 997 and the time when comments from the SEC on Players registration statement is deemed to be in the final stages will be borne by GVC.

1C
   All services that GVC agreed to perform in the previous agreement remain in effect except for the first service as the private placement was successfully completed on 12/31/96.

ID
Once Players successfully obtains the status of becoming a publicly traded company, GVC agrees to use their expertise to expand Players stock marketing and promotion activities. This expertise includes:

The implementation of a print media and electronic media investor Relations program on both GVC's Internet site as well as Players Internet site as well as any print publications that GVC has an interest, either controlling or minority, in.

The implementation and development of a publicity campaign in conjunction with Bruce Merrin. GVC and their principals agree to be a partial spokesperson for the company in various interviews regarding the investment side of Players in both print media as well as radio and TV programming.

GVC agrees to meet and discuss Players Network with various brokers either with a representative of Players Network or on their own.

GVC agrees to be a partial spokesperson for Players in discussions with individual investors or representatives thereof.

GVC agrees to prepare, in conjunction with Players Network, and distribute various press releases once Players achieves the status of becoming a publicly traded company.

lE
Alan Woinski or a representative of GVC who Players deems fit, agrees to come to Las Vegas and devote time for strategic planning and in-person meetings when deemed necessary. The cost of travel will be incurred by Players Network for dedicated Players business trips or a portion of non-dedicated Players business trips.

1F
GVC agrees to take a more active role in the setup and preparation of shareholder regional and national communications promotion of Players stock, investor relations, marketing of the company and Players products to hotels and casinos and agrees to advise on the start up and maintenance of a market for the securities. This includes being the ongoing liaison between Players and the investment community. GVC agrees to use their experience in their past registration and start up and maintenance of the market to assist Players in the transformation from a private to a public company, including but not
limited to addressing SEC comments, legal issues, etc.   Section 1D includes
some of the aspects that GVC will assist Players once publicly traded status is obtained.

1G
Promotions of Players Network stock includes frequent press releases, introduction to key expedites in the casino industry and communicating Players
Network message to the gaming and financial community.   Player agrees to
supply to GVC all the necessary materials to assist GVC in their activities.

1H - Bridge Financing Options
Players network further agrees to grant GVC first right of refusal for 150,000
options to be used as an additional form of short term funding.   GVC can
assign or purchase these options at a price of $1.75 per share for a period of nine months from the date of this agreement.

All other terms and conditions of the agreement, remain the same as dated December 20th 1995.

/s/ Alan R. Woinski
--------------------------
Alan R. Woinski - President
Gaming Venture Corp., U.S.A

/s/ Mark Bradley
--------------------------
Mark Bradley - President
Players Network